Exhibit 99.6
HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
STATEMENT OF RATIOS
(in thousands)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Gross premium to surplus ratio:
Gross written premium	$2,510,612	$2,460,498	$2,243,843	$2,049,116	$1,992,361
Policyholders’ surplus	1,852,684	1,744,889	1,342,054	1,110,268	844,851
Premium to surplus ratio(1)	135.5%	141.0%	167.2%	184.6%	235.8%
(Gross premium to surplus ratio = gross written premium divided by policyholders’ surplus)

Net premium to surplus ratio:
Net written premium	$2,064,091	$1,985,641	$1,812,896	$1,495,931	$1,121,343
Policyholders’ surplus	1,852,684	1,744,889	1,342,054	1,110,268	844,851
Premium to surplus ratio(1)	111.4%	113.8%	135.1%	134.7%	132.7%
(Net premium to surplus ratio = net written premium divided by policyholders’ surplus) Loss ratio:

Loss ratio:
Incurred loss and loss adjustment expense	$1,216,746	$1,194,925	$1,020,221	$925,130	$651,675
Net earned premium	$2,000,289	1,971,951	1,700,373	1,378,100	1,013,573
Loss ratio(1)	60.8%	60.6%	60.0%	67.1%	64.3%
(Loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio:
Underwriting expense	$501,948	$473,597	$435,371	$381,680	$299,789
Net written premium	$2,064,091	1,985,641	1,812,896	1,495,931	1,121,343
Expense ratio(1)	24.3%	23.9%	24.0%	25.5%	26.7%
(Expense ratio = underwriting expense divided by net written premium)

Combined ratio(1)	85.1%	84.5%	84.0%	92.6%	91.0%
(Combined ratio = loss ratio plus expense ratio)

(1)	Calculated for our insurance companies using financial data reported in accordance with statutory accounting principles.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
STATEMENT OF RATIOS
(continued, in thousands)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Loss ratio:
Incurred loss and loss adjustment expense	$1,211,873	$1,183,947	$1,011,856	$919,697	$645,230
Net earned premium	2,007,774	1,985,086	1,709,189	1,369,988	1,010,692
Loss ratio(2)	60.4%	59.6%	59.2%	67.1%	63.8%
(Loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio:
Underwriting expense	$501,537	$472,168	$427,456	$357,727	$269,390
Net earned premium	2,007,774	1,985,086	1,709,189	1,369,988	1,010,692
Expense ratio(2)	25.0%	23.8%	25.0%	26.1%	26.7%
(Expense ratio = underwriting expense divided by net earned premium)

Combined ratio(2)	85.4%	83.4%	84.2%	93.2%	90.5%
(Combined ratio = loss ratio plus expense ratio)

Ratio of earnings to fixed charges (as adjusted)(3):
Interest factor of rent expense(4)	$4,581	$4,067	$3,944	$3,373	$3,319
Interest expense	20,362	16,270	18,128	14,126	11,965
Capitalized interest	104	—	—	—	—

Total fixed charges	$25,047	$20,337	$22,072	$17,499	$15,284

Earnings from continuing operations before income tax expense	$432,238	$579,904	$503,102	$266,167	$237,044
Fixed charges	25,047	20,337	22,072	17,499	15,284

Earnings per calculation	$457,285	$600,241	$525,174	$283,666	$252,328

Ratio of earnings to fixed charges(5)	18.26	29.51	23.79	16.21	16.51

(2)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.

(3)	As discussed in Note 1 to the consolidated financial statements, we adopted FSP APB 14-1 and FSP EITF 03-6-1 on January 1, 2009. All amounts in the calculation of the ratio of earnings to fixed charges have been adjusted for the retrospective application of these new accounting standards.

(4)	Estimated to be 33% of total rent expense.

(5)	Earnings per calculation divided by total fixed charges.